UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 205490

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 8, 2006

NORCROSS SAFETY PRODUCTS L.L.C.

(Exact name of registrant as specified in its charter)

Delaware	333-110531	61-1283304
(State or other jurisdiction of	(Commission File	(I.R.S. Employer
Incorporation)	Number)	Identification No.)

2001 Spring Road, Suite 425, Oak Brook, IL	60523
(Address of principal executive offices)	(Zip Code)

(630) 572-5715
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On September 8, 2006, Norcross Safety Products L.L.C., a Delaware limited liability company (the “Company”), entered into an employment letter agreement with William Hayes.  Mr. Hayes is expected to commence his employment with the Company in October.  Pursuant to the agreement, Mr. Hayes was appointed as President of the General Safety and Preparedness segment of the Company.  Under the terms of the agreement, Mr. Hayes is entitled to receive a base salary of $375,000, subject to annual increases as merited.  Mr. Hayes is also entitled to a $700 per month automobile allowance, participation in the Company’s group health insurance plan and four calendar weeks of vacation per year.  In addition, Mr. Hayes is also eligible to receive a bonus, targeted at 85% of his base salary, based principally upon the financial performance of the Company’s General Safety and Preparedness segment and in part on the overall financial performance of the Company.

In connection with the execution of the agreement, Safety Products Holdings, Inc. (“Safety Products”), the parent company of the Company, has agreed to issue to Mr. Hayes options to purchase shares of capital stock of Safety Products equal to 1.0% of its fully diluted equity, which shall be subject to both time and performance vesting criteria.

In the event that his employment is terminated (1) by the Company or Safety Products without cause, (2) by him due to a reduction in his base salary or (3) due to Safety Products not granting, within 45 days of his commencement of employment, the options described above, Mr. Hayes will be entitled to his base salary and benefits for the period ending on the date of termination, any unpaid bonus for any calendar year ending prior to the year in which such termination occurs, a pro rata bonus for the calendar year in which termination occurs and his base salary and benefits for a period of two years.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NORCROSS SAFETY PRODUCTS L.L.C.

Date: September 14, 2006	By:	/s/ David F. Myers, Jr.
David F. Myers, Jr.
Executive Vice President, Chief Financial Officer,
Secretary and Manager

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